EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 04/25/2005
FILED 11:32 AM 04/25/2005
SRV 050330241 - 3959736 FILE

DELAWARE REGISTRY, LTD.
CERTIFICATE OF INCORPORATION
OF
UNITED NATIONS SECURITIES ASSOCIATION

FIRST. The name of this Corporation is UNITED NATIONS SECURITIES ASSOCIATION

SECOND. Its registered office in the State of Delaware is to be located at 3511 Silverside Road, Suite 105, County of New Castle. The Registered Agent in charge thereof is DELAWARE REGISTRY, LTD., 3511 Silverside Road, Suite 105, Wilmington, Delaware USA 19810.

THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The amount of the total authorized capital stock of this corporation is ———— Dollars ($ ———) divided into 1500 shares, of ———— NO PAR VALUE ———— Dollars ($————) each.

FIFTH. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
DELAWARE REGISTRY, LTD.	3511 SILVERSIDE ROAD, SUITE 105 WILMINGTON, DELAWARE 19810 (USA)

SIXTH. The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the name and mailing address of the person(s) who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

Dr. Masaaki Ikawa
1-F Tsubokawa Building
3-2-6 Tsubokawa
Okinawa Japan 900-0025

SEVENTH. Provisions for the management of the business and for the conduct of the affairs of this corporation and provisions creating, defining, limiting and regulating the powers of this corporation, the directors and the stockholders are as follows:

(1) The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of this corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors which shall constitute the whole board of directors of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

(2) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors of this corporation are hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by this corporation subject, nevertheless, to the provisions of the statutes of the State of Delaware and of the Certificate of Incorporation as they may be amended, altered or changed from time to time and to any bylaws provided, however, that no bylaw so made shall invalidate any prior act of the board of directors which would have been valid if such bylaw had not been made.

EIGHTH: A director of this corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purposes of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my respective hand.

DELAWARE REGISTRY, LTD.

DATED April 25, 2005 BY: Joy Stidham

JOY STIDHAM (Assistant Secretary)